SMEAD FUNDS TRUST

(the “Trust”)

Amended and Restated Shareholder Servicing Plan

The following Shareholder Servicing Plan (the “Plan”) has been adopted by the Trust, a Delaware statutory trust, on behalf of the Class A shares, Class C shares, Investor Class shares, Class I1 shares, Class I2 shares, Class R1 shares and Class R2 shares (each, a “Covered Class” and collectively, the “Covered Classes”) of the Smead Value Fund and the Smead International Value Fund (each, a “Fund” and collectively, the “Funds”), each a series of the Trust.

1.      This Plan is adopted to allow the applicable Covered Class to make payments as contemplated herein to obtain sub-transfer agent, administrative, recordkeeping, sub-accounting and other non-distribution services (collectively, the “Services”) on behalf of the Covered Classes. Services may include, but are not limited to:

(a)	establishing and maintaining accounts and records relating to shareholders who invest in a Covered Class;

(b)	aggregating and processing orders for Covered Class shares;

(c)	processing dividend and other distribution payments from a Fund on behalf of shareholders of a Covered Class;

(d)	providing information to shareholders of a Covered Class as to their ownership of Fund shares or about other aspects of the operations of a Fund;

(e)	preparing tax reports or forms on behalf of shareholders of a Covered Class;

(f)	forwarding communications from a Fund to shareholders of a Covered Class;

(g)	assisting shareholders of a Covered Class in changing a Fund’s records as to their addresses, dividend options, account registrations or other data;

(h)	providing sub-accounting services with respect to shares beneficially owned by shareholders of a Covered Class;

(i)	receiving and transmitting proxies executed by beneficial owners of a Covered Class; and

(j)	providing shareholders of a Covered Class with a service that invests the assets of their accounts in shares of a Covered Class pursuant to specific or pre-authorized instructions.

2.      This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons (collectively, the “Providers”) for providing services to the Covered Classes and their shareholders. The Plan will be administered by the Trust’s distributor. As compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate not to exceed 0.25% of the average daily net assets held during the month by each Covered Class.

3.      Any payments made by a Covered Class to any Provider pursuant to this Plan will be made pursuant to written agreements based on the form attached as Appendix A or any other form approved by the Board of Trustees of the Trust (the “Board”) with Providers. The “Shareholder Servicing Agreement” will be entered into by the Trust, on behalf of a Fund, and the Provider.

4.      Each Fund has the right (i) to select, in its sole discretion, the Providers to participate in the Plan, and (ii) to terminate without cause, and in its sole discretion, any Shareholder Servicing Agreement.

5.      Quarterly in each year that this Plan remains in effect, the Trust’s distributor shall prepare and furnish to the Board, and the Board shall review, a written report of the amounts expended under the Plan.

6.      This Plan shall become effective after approval by majority votes of: (a) the Board; and (b) the members of the Board who are not interested persons of the Funds, as defined under the Investment Company Act of 1940, as amended (the “1940 Act”), and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

7.      This Plan shall be effective for one year from the date set forth below, unless the Plan is terminated in accordance with Section 9 prior thereto. Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of (a) the Board, and (b) the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

8.      This Plan may be amended at any time with respect to a Covered Class by the Board, provided material amendments to this Plan shall become effective only upon the approvals set forth in Section 6. In addition, the Plan may not be amended to increase materially the amount to be expended hereunder without shareholder approval.

9.      This Plan may be terminated with respect to any Covered Class at any time by: (a) a majority vote of the Independent Trustees; or (b) a vote of a “majority of the outstanding voting securities” of the affected Covered Class, as defined under the 1940 Act.

10.    While this Plan is in effect, the selection and nomination of Independent Trustees of the Funds shall be committed to the discretion of the Independent Trustees then in office.

11.    All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 9 herein.

12. The	Board shall review and assess the effectiveness of this Plan on an annual basis.

Amended and Restated: December 9, 2021

Appendix A

SHAREHOLDER SERVICING AGREEMENT

SMEAD FUNDS TRUST

[name of Fund]

[address]

Gentlemen:

We herewith confirm our agreement with you as follows:

You will perform or arrange for others, including organizations, whose customers or clients are shareholders of the [name of Fund] (the “Fund”), a series of the Trust (the “Shareholder Servicing Agents”) to perform all shareholder servicing functions and maintenance of shareholder accounts not performed by us or by our Transfer Agent (“Shareholder Services”). You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Shareholder Servicing Agents with whom our distributor has entered into written agreements, for performing Shareholder Services. You further agree to provide the Fund, upon request, a written description of the Shareholder Services that you are providing hereunder.

In consideration of your performance of the Shareholder Services, we will pay you a service fee as described in the Fund’s then-current Prospectus, as amended and supplemented from time to time, or in the applicable Fee Schedule attached hereto (the “Shareholder Servicing Fee”). Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

You will in your sole discretion determine the amount of any payment made by you to Shareholder Servicing Agents pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount that we are required to pay to you under either this Agreement or any management agreement between you and us, or otherwise.

You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Fund and of preparing and printing subscription application forms for shareholder accounts.

Payments to Shareholder Servicing Agents to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements, satisfactory to our Board of Trustees, to be entered into between our distributor and the Shareholder Servicing Agents.

We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, providing that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

This Agreement shall be effective for one year from the date of its execution and shall continue in full force and effect so long as such continuance is approved at least annually by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Board who are not interested persons (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) and have no direct or indirect financial interest in the operation of this Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Notwithstanding the above, this Agreement may be terminated at any time, without the payment of any penalty, by a vote of (a) a majority of the outstanding voting securities of the affected share class, or (b) a majority of the Independent Trustees, on 60 day’s written notice, without payment of any penalty.

Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to the Fund at the address set forth at the beginning of this Agreement, and if delivered to you, at the address set forth below.

This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge to you. The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

The Board of Trustees shall review and assess the effectiveness of this Agreement on an annual basis.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

Dated and Effective:	Smead Funds Trust, on behalf of it series,
[name of Fund]

By: ___________________________________
Name:
Title:

ACCEPTED:

By: ___________________________________
Name:
Title:

Address:

AGREEMENT FEE SCHEDULE

In consideration of sales of shares of the Fund listed below, under the terms and conditions of this Agreement and the then-current Prospectus, the following fee/payment schedule shall apply:

Name of Fund	Share Class	Ticker	Shareholder Servicing Fee
	Investor Class	SMVLX	0.17%
Smead Value Fund	Class A	SVFAX	0.17%
	Class C	SVFCX	0.25%
	Class I1	SVFFX	0.15%
	Class I2	SVFIX	0.10%
	Class R1	SVFDX	0.25%
	Class R2	SVFKX	0.10%
	Class R3	SVFRX	None
	Class R4	SVFLX	None
	Class Y	SVFYX	None

	Investor Class	SVXLX	None
Smead International Value Fund	Class A	SVXAX	0.17%
	Class C	SVXCX	0.25%
	Class I1	SVXFX	0.15%
	Class I2	SVXIX	0.10%
	Class Y	SVXYX	None

In accordance with the Fund’s then-current Prospectus, all fees, if any, shall be paid based on the average daily net asset value of outstanding shares held by shareholders receiving services described in the Agreement. Such payments shall be computed and paid quarterly. The determination of average daily net assets shall be made at the close of each Business Day.